Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS DISPOSITIONS YIELD $3.6 MILLION IN CASH

AND A $0.9 MILLION NOTE

HOUSTON, TX – January 12, 2015 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that it has sold its interest in Spectrum Management, L.L.C. (“Spectrum”) in exchange for $3.0 million in cash and a 1-year secured subordinated promissory note in the principal amount of $914,509. The note bears interest at 14% per annum and matures one year from the date of issuance.

The Fund made its initial investment into Spectrum in December 1999. The Fund’s interest was purchased by 5th Element Tracking LLC, a Boston-based technology holding company.

The Fund also liquidated its debt investment in Security Monitor Holdings, LLC, receiving $582,833 in cash, which included the original principal amount of the debt and all interest, as accrued.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.